EXECUTION COPY


                                 FIRST AMENDMENT
                                       to
                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                  THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT ("Amendment") is made as of April 15, 2002 by and among CTS Corporation, an Indiana corporation (the "Borrower"), the financial institutions listed on the signature pages hereof (the "Lenders") and Bank One, NA, having its principal place of business in Chicago, Illinois, as contractual representative (the "Agent"), under that certain Third Amended and Restated Credit Agreement dated as of December 20, 2001 by and among the Borrower, the Lenders, the Agent, ABN AMRO Bank N.V., as documentation agent and Harris Trust and Savings Bank, as syndication agent (the "Credit Agreement"). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

        WHEREAS, the Borrower, the Lenders and the Agent are parties to the Credit Agreement;

        WHEREAS, the Borrower has requested that the Required Lenders consent to certain amendments to the Credit Agreement;

and

        WHEREAS, the Lenders and the Agent have agreed to amend the Credit Agreement on the terms and conditions set forth herein;

        WHEREAS, the Borrower, the Lenders and the Agent have further agreed to reduce the Aggregate Revolving Loan Commitment as provided in Section 8 below;

        NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Agent have agreed to the following amendment to the Credit Agreement.

1. Amendments. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:

(a) Section 1.1 of the Credit Agreement is hereby amended to add the following new defined terms in the appropriate alphabetical locations:

                  "Subordinated Note Documents" means (i) the Subordinated Notes, (ii) the Subordinated Note Purchase Agreement and (iii) any other "Transaction Documents" (under and as defined in the Subordinated Note Purchase Agreement) or other agreements, documents or instruments executed and/or delivered in connection with the Subordinated Notes in form and substance acceptable to the Agent and as the same may be amended, supplemented or modified in accordance with Section 7.2(M) hereof (including, without limitation, the Registration Rights Agreement substantially in the form of the draft dated April 9, 2002 distributed to the Lenders, with such changes thereto as may be acceptable to the Agent).

                  "Subordinated Noteholders" means the "Purchasers" party to the Subordinated Note Purchase Agreement and each of their respective successors and permitted assigns, as the "Holders" of the Subordinated Notes.

                  "Subordinated Note Purchase Agreement" means that certain Securities Purchase Agreement dated on or before April 25, 2002 between the Borrower and each of the Subordinated Noteholders parties thereto, substantially in the form of the draft dated April 9, 2002 distributed to the Lenders (with such changes thereto as may be acceptable to the Agent) and as the same may be amended, supplemented or modified in accordance with Section 7.2(M) hereof.

                  "Subordinated Notes" means those certain five-year 6 1/2% Convertible Debentures to be issued by the Borrower in an original aggregate principal amount of $25,000,000 (which may be increased by up to an additional $5,000,000 within approximately ninety (90) days after the original issuance thereof) and purchased by the Subordinated Noteholders pursuant to the Subordinated Note Purchase Agreement, substantially in the form of the draft dated April 9, 2002 distributed to the Lenders (with such changes thereto as may be acceptable to the Agent) and as the same may be amended, supplemented or modified in accordance with Section 7.2(M) hereof.

(b) The definition of "Change of Control" in Section 1.1 of the Credit Agreement is hereby restated in its entirety as follows:

                  "Change of Control" means

                  (I) an event or series of events by which:

                           (a) any Person together with Affiliates of such
                  Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of twenty percent (20%) of the combined voting power of the Borrower's outstanding Capital Stock ordinarily having the right to vote at an election of directors; or

                           (b) during any period of twelve (12) consecutive
                   calendar months, individuals:

                           (i) who were directors of the Borrower on the first day of such period, or

                           (ii)     whose election or nomination for
                                    election to the board of directors of the Borrower was recommended or approved by at least a majority of the directors then still in office who were directors of the Borrower on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the board of directors of the Borrower; or

                  (II) any "Change of Control Transaction" or event of like import under and as defined in the Subordinated Notes.

(c) The definition of "EBITDA" in Section 1.1 of the Credit Agreement is hereby amended to add the following proviso immediately before the period at the end thereof:

         provided, that upon the consummation of any Acquisition permitted hereunder, for calculations made from and after such Acquisition, EBITDA shall be calculated on a pro forma basis including the target's historical EBITDA for the applicable period using historical financial statements obtained from the seller broken down by fiscal quarter in the Borrower's reasonable judgment (the amounts from which shall be unadjusted unless adjustments thereto have been approved in writing by the Agent)

(d) The definition of "Indebtedness" in Section 1.1 of the Credit Agreement is hereby amended to delete clause (i) in its entirety and to substitute the following clause (i) therefor:

         (i) Off-Balance Sheet Liabilities (excluding liabilities under those certain operating leases of equipment and aircraft sold by the Borrower prior to December 31, 2001 for an aggregate amount of approximately $15,000,000);

(e) Section 2.5(B)(i)(e)(III) of the Credit Agreement is hereby restated in its entirety as follows:

                  (III) following the payment in full of the Term Loans and the Supplemental Syndicated Loans, the amount of each Designated Prepayment shall be applied to repay Revolving Loans (without reducing the Revolving Loan Commitments).

(f) Article VI of the Credit Agreement is hereby amended to add the following new Section 6.17 thereto:

                  6.17 Subordinated Indebtedness. The subordination provisions of the Subordinated Note Documents and each of the Subordinated Notes are enforceable against the Subordinated Noteholders and the Obligations constitute "Senior Debt" (or an appropriate equivalent term) under and as defined in the Subordinated Note Documents and each of the Subordinated Notes.

(g) Section 7.2(A) of the Credit Agreement is hereby amended to delete the word "and" at the end of clause (iv) thereof and to add the following language immediately after clause (vi) thereof:

         ; and

         (vii)    Indebtedness evidenced by the Subordinated Note Documents.

(h) Section 7.2(C) of the Credit Agreement is hereby restated in its entirety as follows:

         (C) Merger; Acquisitions; Etc. Purchase or otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of any Person, or all or a substantial portion of the Capital Stock of or other Equity Interest in any other Person, or merge or consolidate or amalgamate with any other Person or take any other action having a similar effect, nor enter into any joint venture or similar arrangement with any other Person other than an Acquisition which has been approved by the Required Lenders and otherwise meets the following requirements (except as may be waived by the Required Lenders):

         (a) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;

         (b) the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis and approved by the target company's board of directors (and shareholders, if necessary) prior to the consummation of the Acquisition; and
                  (i) the acquisition documents in respect of such purchase (x) shall have been delivered to the Agent in substantially final form, reasonably in advance of the consummation of the proposed Acquisition to provide the Agent sufficient time to review such documents and (x) are reasonably satisfactory to the Agent (including, without limitation, in respect of representations, indemnities and opinions) and (ii) the results of due diligence in respect of such purchase are reasonably satisfactory to the Agent;

         (c) the purchase price for all such Acquisitions permitted under this Section 7.3(C) shall not exceed $15,000,000 during the term of this Agreement (including the incurrence or assumption of any Indebtedness in connection therewith and transaction-related contractual payments, including the maximum amounts payable as Contingent Purchase Price Obligations);

         (d) in the case of an Acquisition of Capital Stock of an entity, the Acquisition shall be of at least ninety percent (90%) of the Capital Stock of such entity, and such acquired entity shall be (x) merged with and into the Borrower or any wholly-owned Subsidiary thereof within ten (10) Business Days following such Acquisition, with the Borrower or such wholly-owned Subsidiary being the surviving corporation following such merger or (y) the results of operations of such entity shall be reported on a consolidated basis with the Borrower and its consolidated Subsidiaries;

         (e) the Borrower and its Subsidiaries shall have complied with all of the requirements of the Collateral Documents and, to the extent applicable, Sections 7.1(F) and (G) hereof in respect of such Acquisition;

         (f) the business being acquired shall be substantially similar, related or incidental to the business or activities engaged in by the Borrower and its Subsidiaries on the Effective Date; and

         (g) prior to such Acquisition, the Borrower shall deliver to the Agent and the Lenders a certificate from one of the Authorized Officers, demonstrating to the satisfaction of the Agent that after giving effect to such Acquisition and the incurrence of any Indebtedness permitted by Section 7.2(A) in connection therewith, on a pro forma basis using historical financial statements obtained from the seller broken down by fiscal quarter in the Borrower's reasonable judgment (the amounts from which shall be unadjusted unless adjustments thereto have been approved in writing by the Agent) in respect of such Acquisition as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Borrower's most recently completed fiscal quarter, the Borrower would have been in compliance with the financial covenants in Section 7.3.

(i) Section 7.2(J) of the Credit Agreement is hereby restated in its entirety as follows:

                  (J) Restricted Payments. Declare or make any Restricted Payment; provided, however, that (i) the Borrower may pay quarterly dividends at a rate not in excess of the declared value per share announced by the Borrower on December 7, 2001 and (ii) the Borrower may issue "Permitted Junior Securities" under and as defined in the Subordinated Note Purchase Agreement to the extent permitted thereunder.

(j) The Credit Agreement is hereby amended to add the following new Section 7.2(M) thereto:

                  (M) Other Indebtedness. The Borrower shall not amend, modify or supplement, or permit any Subsidiary to amend, modify or supplement (or consent to any amendment, modification or supplement of), any document, agreement or instrument evidencing the Subordinated Notes or any replacements, substitutions or renewals thereof (including, without limitation, the Subordinated Note Documents) where such amendment, modification or supplement provides for the following or which has any of the following effects:

(i) increases the overall principal amount of the Subordinated Notes or increases the amount of any single scheduled installment of principal or interest;

(ii) shortens or accelerates the date upon which any installment of principal or
     interest   becomes  due  or  adds  any  additional   mandatory   redemption
     provisions;

(iii) shortens the final maturity date of the Subordinated Notes or otherwise accelerates the amortization schedule with respect to the Subordinated Notes;

(iv) increases the rate of interest accruing on the Subordinated Notes;

(v)  provides for the payment of additional fees or increases existing fees;

(vi) amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Borrower or a Subsidiary thereof from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Borrower (or any Subsidiary of the Borrower) than the financial or negative covenants contained herein or which is otherwise materially adverse to the Borrower and/or the Lenders or, in the case of adding covenants, which places material additional restrictions on the Borrower (or a Subsidiary of the Borrower) or which requires the Borrower or any such Subsidiary to comply with more restrictive financial ratios or which requires the Borrower to better its financial performance from that set forth in the existing financial covenants;

(vii) amends, modifies or adds any affirmative covenant in a manner which, when taken as a whole, is materially adverse to the Borrower and/or the Lenders; or

(viii) amends, modifies, suspends or supplements the subordination provisions thereof.

(k) Section 7.3(B) of the Credit Agreement is hereby restated in its entirety as follows:

                  (B) Leverage Ratios. (i) The Borrower and its Subsidiaries on a consolidated basis shall not permit the ratio (the "Total Leverage Ratio") of (i) Total Debt to (ii) EBITDA to be greater than the ratio set forth below at the end of the fiscal quarter ending on the corresponding date set forth below:

         Quarter Ending                      Total Leverage Ratio
         --------------                      --------------------

         December 31, 2001                   6.50 to 1.00

         March 31, 2002                      5.50 to 1.00
         June 30, 2002                       5.50 to 1.00
         September 30, 2002                  4.75 to 1.00
         December 31, 2002                   3.25 to 1.00

         March 31, 2003                      3.25 to 1.00
         June 30, 2003                       2.75 to 1.00
         September 30, 2003 and each         2.50 to 1.00
         quarter thereafter

                  (ii) The Borrower and its Subsidiaries on a consolidated basis shall not permit the ratio (the "Senior Leverage Ratio") of (i) Senior Debt to (ii) EBITDA to be greater than the ratio set forth below at the end of the fiscal quarter ending on the corresponding date set forth below or on such other corresponding date set forth below:

         Quarter or Date Ending              Senior Leverage Ratio
         ----------------------              ---------------------

         December 31, 2001                   6.50 to 1.00

         April 25, 2002                      4.50 to 1.00
         June 30, 2002                       4.50 to 1.00
         September 30, 2002                  3.75 to 1.00
         December 31, 2002                   2.50 to 1.00

         March 31, 2003                      2.00 to 1.00
         June 30, 2003 and each              1.50 to 1.00
         quarter thereafter

                  The Total Leverage Ratio and, in the case of each fiscal quarter other than the fiscal quarter ending March 31, 2002, the Senior Leverage Ratio, shall be determined as of the last day of each fiscal quarter based upon (i) Total Debt or Senior Debt, as the case may be, as of the last day of such fiscal quarter and (ii) EBITDA for the four fiscal quarter period ending on such day. With respect to the fiscal quarter ending March 31, 2002, the Senior Leverage Ratio shall be determined as of April 25, 2002 based upon (i) Senior Debt as of April 25, 2002 and (ii) EBITDA for the four fiscal quarter period ending on the last day of the fiscal quarter ending March 31, 2002.

(l) Section 7.4 of the Credit Agreement is hereby restated in its entirety as follows:

                  7.4  Sale and Leaseback Transactions and Other
         Off-Balance Sheet Liabilities. The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for (x) Interest Rate Agreements permitted to be incurred under the terms of Section 7.2(K) hereof and (y) the Sale and Leaseback Transactions with respect to those certain operating leases of equipment and aircraft sold by the Borrower prior to December 31, 2001 for an aggregate amount of approximately $15,000,000.

(m) Section 8.1(e) of the Credit Agreement is hereby restated in its entirety as follows:

                  (e) Default as to Other Indebtedness; Subordinated Notes.

                  (i) The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than the Subordinated Notes, which are addressed in clause (ii) below, and other than the Obligations) the outstanding principal amount of which Indebtedness is in excess of $5,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

                  (ii) The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to the Subordinated Notes or any other amounts owing under or pursuant to the Subordinated Note Documents; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to the Subordinated Notes (including, without limitation, an "Event of Default" or "Change of Control Transaction" under and as defined in the Subordinated Note Documents), if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower offer to purchase the Subordinated Notes or other required repurchase of the Subordinated Notes, or permit the Subordinated Noteholders to accelerate the maturity of the Subordinated Notes or require a redemption or other repurchase of the Subordinated Notes; or any amounts owing under or pursuant to the Subordinated Notes or any other Subordinated Note Document shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

2. Condition of Effectiveness. The effectiveness of this Amendment is subject to the condition precedent that the Agent shall have received:

(a) counterparts of this Amendment duly executed by the Borrower, the Required Lenders and the Agent;

(b) counterparts of the Reaffirmation attached hereto duly executed by each Subsidiary Guarantor;

(c) for the account of each Lender, a fee in the amount of 20 basis points on the sum of (i) such Lender's Revolving Loan Commitment, (ii) the aggregate outstanding principal amount of such Lender's Supplemental Syndicated Loans and (iii) the aggregate outstanding principal amount of such Lender's Term Loans, in each case, determined as if the prepayment of the Term Loans from the Net Cash Proceeds of the original issuance of Subordinated Notes in the aggregate principal amount of $25,000,000 and the partial termination of the Revolving Credit Commitments described in Section 8 hereto shall have occurred; and

(d) for the account of the Arranger, such fees as have been agreed to in a separate letter agreement between the Arranger and the Borrower.

3. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows:

(a) This Amendment and the Credit Agreement as modified hereby constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms.

(b) As of the date hereof and giving effect to the terms of this Amendment, (i) there exists no Default or Unmatured Default and (ii) the representations and warranties contained in Article VI of the Credit Agreement, as modified hereby, are true and correct, except for changes reflecting events, conditions or transactions permitted or not prohibited by the Credit Agreement.

4.       Reference to and Effect on the Credit Agreement and Loan Documents.

(a) Upon the effectiveness of Section 1 hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as modified hereby.

(b)  The Borrower reaffirms the terms and conditions of the Credit
Agreement and the Loan Documents executed by it, including, without limitation, the Security Agreement, the Pledge Agreements, the Mortgages and the other Collateral Documents, as applicable, and acknowledges and agrees that except as specifically modified above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent or the Lenders, nor constitute a waiver of or consent to any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5. Governing Law. ANY DISPUTE BETWEEN THE BORROWER AND THE AGENT, THE ARRANGER, ANY LENDER, OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AMENDMENT OR THE CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts (including by means of facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8. Reduction of Aggregate Revolving Loan Commitment. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 above, the Aggregate Revolving Loan Commitment shall be permanently reduced by $10,000,000 (the "Reduction Amount"), and, accordingly, each Lender's Revolving Loan Commitment shall be reduced by its respective Revolving Loan Pro Rata Share of the Reduction Amount. After giving effect to such reduction, the Aggregate Revolving Loan Commitment will be $115,000,000.

                                Signature Page to
                                 CTS Corporation
                               First Amendment to
                   Third Amended and Restated Credit Agreement



IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

                 CTS CORPORATION,  as the Borrower


                          /s/ Vinod M. Khilnani
                 ------------------------------------------------------------
                 Name:    Vinod M. Khilnani
                 Title:   Senior Vice President and
                          Chief Financial Officer


                 BANK ONE, NA (Main Office Chicago), formerly known as NBD Bank, N.A., as the Agent, as a Lender, as the Issuing Bank and as the Swing Line Bank


                            /s/ Michael B. Kelly
                 ------------------------------------------------------------
                   Name:    Michael B. Kelly
                   Title:   Associate


                 ABN AMRO BANK N.V., as Documentation Agent and as a Lender


                           /s/ Lynn R. Schade
                 ------------------------------------------------------------
                   Name:   Lynn R. Schade
                   Title:  Group Vice President


                           /s/ Jana Dombrowski
                 ------------------------------------------------------------
                   Name:   Jana Dombrowski
                   Title:  Vice President


                 HARRIS TRUST AND SAVINGS BANK, as Syndication Agent and as a Lender


                          /s/ Thad D. Rasche
                 ------------------------------------------------------------
                   Name:  Thad D. Rasche
                   Title: Vice President

                  THE NORTHERN TRUST COMPANY, as a Lender

                            /s/ Mark E. Taylor
                  ------------------------------------------------------------
                    Name:   Mark E. Taylor
                    Title:  Vice President


                  KEYBANK NATIONAL ASSOCIATION, as a Lender


                            /s/  Mary K. Young
                  ------------------------------------------------------------
                    Name:   Mary K. Young
                    Title:  Vice President


                  NATIONAL CITY BANK OF INDIANA, as a Lender


                             /s/ Robert E. Norell Jr.
                  -----------------------------------------------------------
                    Name:    Robert E. Norell Jr.
                    Title:   Vice President


                  THE BANK OF TOKYO-MITSUBISHI, LTD., as a Lender


                           /s/ Shinchiro Munechika
                  ------------------------------------------------------------
                    Name:  Shinchiro Munechika
                    Title: Deputy General Manager


                  SUNTRUST BANK, as a Lender


                  ---------------------------------
                    Name:
                    Title:

                  WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as Wachovia Bank, N.A.), as a Lender


                            /s/ Donald E. Sellers, Jr.
                  ------------------------------------------------------------
                    Name:   Donald E. Sellers, Jr.
                    Title:  Director

                                Signature Page to
                          CTS Corporation Reaffirmation


                                  REAFFIRMATION

                  Each of the undersigned (each, a "Guarantor") hereby acknowledges receipt of a copy of the First Amendment dated as of April 15, 2002 (the "Amendment") to the Third Amended and Restated Credit Agreement dated as of December 20, 2001 by and among CTS Corporation, a Delaware corporation (the "Borrower"), the financial institutions from time to time party thereto (the "Lenders"), Bank One, NA, having its principal place of business in Chicago, Illinois, in its individual capacity as a Lender and in its capacity as contractual representative (the "Agent"), ABN AMRO Bank, N.V., as documentation agent and Harris Trust and Savings Bank, as syndication agent (as so modified by the Amendment and as the same may from time to time hereafter be amended, restated, supplemented or otherwise modified, the "Credit Agreement"). Capitalized terms used in this Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement.

         Each Guarantor, by its signature below, without in any way establishing a course of dealing, hereby (i) acknowledges and consents to the execution and delivery of the Amendment by the parties thereto, (ii) agrees that the Amendment and the transactions contemplated thereby shall not limit or diminish the obligations of such Guarantor to guarantee all of the "Obligations" of the Borrower under and as defined in the Credit Agreement, all of the "Guaranteed Obligations" under and as defined in the Subsidiary Guaranty and any other obligations of such Guarantor arising under or pursuant to the Loan Documents,
(iii) reaffirms all of its obligations under the Subsidiary Guaranty and the other Loan Documents to which it is a party and (iv) agrees that the Subsidiary Guaranty and each and every other Loan Document executed by it remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Credit Agreement contained the Subsidiary Guaranty or any of the other Loan Documents shall be a reference to the Credit Agreement as so modified by the Amendment and as the same may from time to time hereafter be amended, modified or restated.



Dated: April 15, 2002


              CTS WIRELESS COMPONENTS, INC.

                     /s/ Donald K. Schwanz
              -----------------------------------------------------------------
              Name:  Donald K. Schwanz
              Title: President

              CTS CORPORATION, a Delaware corporation

                     /s/ Donald K. Schwanz
              -----------------------------------------------------------------
              Name:  Donald K. Schwanz
              Title: President

               DYNAMICS CORPORATION OF AMERICA

                       /s/ Donald K. Schwanz
               -----------------------------------------------------------------
               Name:   Donald K. Schwanz
               Title:  President

               LTB INVESTMENT CORPORATION

                      /s/ Donald K. Schwanz
               -----------------------------------------------------------------
               Name:  Donald K. Schwanz
               Title: President